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                                                                      EXHIBIT 11

                                MID OCEAN LIMITED

                       COMPUTATIONS OF EARNINGS PER SHARE
                                   (UNAUDITED)
          (Thousands of US Dollars except share and per share amounts)

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
                                                       QUARTER ENDED                           NINE MONTHS ENDED
                                             JULY 31, 1996        JULY 31, 1995           JULY 31, 1996      JULY 31, 1995
Net Income                                      $46,217              $66,140                $155,004         $139,783
                                                =======              =======                ========         ========
Weighted average ordinary
shares outstanding                           34,302,783           35,459,670              34,491,918       36,028,357

Common share equivalents
associated with options                       2,384,014            2,039,403               2,353,655        1,774,160
                                              ---------            ---------               ---------        ---------

Ordinary shares  and ordinary share
equivalents outstanding                      36,686,797           37,499,073              36,845,573       37,802,517
                                             ==========           ==========              ==========       ==========

Earnings per ordinary share
and ordinary share equivalent                        $1.26                $1.76                   $4.21            $3.70
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